As Filed with the Commission on December 2, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 30, 2015

ABCO ENERGY, INC.
 (Name of registrant as specified in its Charter)

NEVADA	000-55235	20-1914514
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 North Wilmont, Tucson, AZ	85712
(Address of principal executive offices)	(Zip Code)

(520) 777-0511
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On November 30, 2015, the Company entered into a Consultant Agreement [“CA”]  with TEN Associates LLC (“Consultant”) which provides for Consultant to perform general corporate and business consulting services and other related activities as directed by the Company, including, but not limited to, the distribution of Company information/news releases on a daily basis, using social media to create awareness of the Company and its business, and the preparation of research reports for industry analysts.

In consideration for rendering such services, Consultant will be paid a consulting  fee consisting of any aggregate of 4,000,000 registered shares. The first 1,000,000 shares of S-1 stock will be issued to Consultant  on or about December 7, 2015. Thereafter, upon the last to occur of (i) the effectiveness of a Form S-8 Registration Statement to be filed  by the Company with the SEC for the  additional 3,000,000 shares to be issued under the CA, or (ii) shareholder approval of the Incentive Stock Plan described in the Form S-8 (collectively, the “S-8 Issue Date”), Consultant will receive 1,000,000 shares of S-8 stock on the S-8 Issue Date  and shall receive  an additional  1,000,000 shares  on a date which is 60 and 120 days , respectively, from the S-8 Issue Date, for a total of 3,000,000 shares of S-8 shares and 1,000,000 shares of S-1 shares for the initial  twelve month term of the CA. All shares shall be deemed to have  been fully  earned by Consultant as of the date of issue. Consultant has agreed not become the owner of record of more than 9.999% of the outstanding shares of any class of the Company’s outstanding securities so long as the CA remains in effect. The Company is the sole judge of whether Consultant is or is not an affiliate of the Company.

The Consultant was also granted limited registration rights under certain circumstances. The CA is renewable for additional one year terms upon the written notice from one party to the other. The terms of any such renewed CA shall be agreed to in writing between the parties.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Shell company transactions.

Not applicable

(d)	Exhibits

10.1   Consulting Agreement between ABCO Energy, Inc., and TEN, Associates, LLC, dated November 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABCO ENERGY, INC.

Dated: December 2, 2015	By:	/s/ Charles O’Dowd
Name: Charles O’Dowd
Title: Chief Executive Officer